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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.

                          SCHEDULE 14A INFORMATION


        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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Check the appropriate box:
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[ ]    Confidential, for Use of the Commission Only (as permitted by
       Rule14a-6(e)(2))
[ ]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[X]    Soliciting Material Pursuant to Rule 14a-12

                            EL PASO CORPORATION
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              (Name of Registrant as Specified in its Charter)

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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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  TRANSCRIPT OF PRESENTATION ON CALIFORNIA SETTLEMENT CONFERENCE CALL ON
                              MARCH 21, 2003

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This message includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this message, including, without limitation, actions by credit rating agencies; the successful implementation of the settlement announced in this message; receipt of all necessary judicial and regulatory approvals of the settlement; our ability to divest of certain non-core assets; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; competition; the successful implementation of the 2003 business plan; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results.

ADDITIONAL IMPORTANT INFORMATION

Prior to its 2003 annual meeting, El Paso will furnish to its shareholders El Paso's definitive proxy statement relating to this meeting, together with a WHITE proxy card. Shareholders are strongly advised to read this proxy statement when it becomes available, as it will contain important information.

Shareholders will be able to obtain El Paso's proxy statement, any amendments or supplements to the proxy statement and any other documents filed by El Paso with the Securities and Exchange Commission for free at the Internet Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at El Paso's Internet Web site at www.elpaso.com or by writing to El Paso Corporation, Investor Relations, P.O. Box 2511, Houston, TX 77252. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com.

To the extent that individual customers, independent industry researchers, financial analysts, or El Paso commissioned research, are quoted, it is El Paso's policy to use reasonable efforts to verify the source and accuracy of the quote. El Paso has not, however, sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material. Also, El Paso may express opinions and beliefs. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of El Paso.

Information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso's shareholders is contained in Schedule 14A filed by El Paso with the Securities and Exchange Commission on February 18, 2003, as amended by a
Schedule 14A filed by El Paso on March 18, 2003.

PRESENTATION
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Good morning and thank you all for joining us on such short notice. With me here today from El Paso's management team are Peggy Heeg, general counsel of El Paso Corporation; Brent Austin, president and chief operating officer; John Somerhalder, president of El Paso's Pipeline Group; and Dan Collins, deputy general counsel for the El Paso Pipeline Group.

This has been an eventful period of time at El Paso. Since this is the first opportunity that I have had to speak with you in my new role, I wanted to take a few minutes to give you a brief update on our progress.

We believe we have a solid operational and financial plan in place to address our challenges. So far the execution of that plan has been better than expected. The plan includes focusing on our core businesses. In that regard, 35 percent of our capital expenditures this year are committed to maintaining and expanding our pipelines; 52 percent devoted to production and the remainder to our other businesses. The second point of our plan is to exit our non-core businesses quickly and prudently - which we have been doing through a series of asset sales. These asset sales are crucial to improving the company's financial liquidity and our financial flexibility.

The effort is going well. To date we have closed or signed agreements to sell $1.5 billion of assets. So you can see we are well on the way to achieving our goal of monetizing $3.4 billion of assets. We recently raised this target from $2.9 billion to $3.4 billion with the completed sale of our Mid-Continent gas reserves for $500 million.

Another tenet of the plan is to simplify our balance sheet while improving our liquidity. As you know, we recently closed a $1.2 billion two year secured loan and used the proceeds to pay off the balance of the Trinity River financing. This freed up substantial cash which is being generated by the assets used to secure the Trinity River financing, thus greatly improving our liquidity. This transaction also enabled us to use the freed up cash from Trinity River, plus cash on hand, to retire the $1 billion Limestone Electron notes. Finally, we also just issued a total of $700 million of bonds at Southern Natural and ANR. The fourth leg of the plan is to aggressively move forward with getting our costs in line with what will be on our ongoing operations. We have to bring our costs in line with what we are going to be--not what we were. We've made great progress here but there is a lot more to be done. Last year we reduced annual expenses by $300 million, this year our target is to achieve additional cost savings of at least $150 million.


The final leg of our plan is to resolve the regulatory and litigation matters hanging over the Company. Which leads us directly into today's announcement. As you all know by now, we have reached a comprehensive agreement in principle to resolve claims related to the western energy crisis from September 1996 to the present. This settlement will resolve the principal litigation and claims against El Paso relating to the sale or delivery of natural gas and/or electricity in or to California, Washington, Oregon, and Nevada.

I am pleased we have secured a global settlement that will minimize current demands on El Paso's liquidity. We will be taking an estimated after-tax charge of approximately $650 million in the fourth quarter of 2002 to cover this settlement. Getting these issues behind us and moving ahead with our business plan is and has been the company's top priority.

Before I get to the details of the settlement, I want to reiterate that El Paso's actions were at all times consistent with both the letter and the spirit of the law. I am convinced the Company and its people have done nothing wrong, absolutely convinced. However, this litigation has been the subject of great concern in the financial markets. As objectionable as any settlement is in these circumstances, it allows us to put the uncertainty surrounding these issues behind us and move ahead with executing our plan.

This settlement is the result of many hours of hard work involving a very large number of parties. The parties to this settlement include private class action litigants in California, the Governor and Lieutenant Governor of California, the attorneys general of California, Washington, Oregon and Nevada, the California Public Utilities Commission, the California Electricity Oversight Board, the California Department of Water Resources, Pacific Gas and Electric Company and Southern California Edison Company. I particularly want to thank the El Paso team led by Peggy Heeg that helped navigate this very complex negotiation process.

This settlement is subject to the negotiation of definitive documents. In addition, this settlement requires the review and approval of the courts and the FERC.

With regard to the FERC, El Paso, the CPUC, PG&E, and SoCal Edison will file a joint request with the FERC to stay the issuance of a decision in the pending complaint proceeding.

I want to be clear that this is an agreement in principle which means there is still work to be done. We anticipate that the settlement process can be completed by year-end.

I want to reiterate my belief in this company and its people--El Paso is a great company with the best employees and assets in the business. I look forward to getting this settlement approved, moving ahead with our business, and continuing the impressive progress that we have made on our plans.

I am going to turn the call over to Peggy Heeg now. Peggy is our general counsel and, as I said earlier, was very involved in the negotiation process. Peggy will review the details of the settlement and then Brent Austin will follow with financial details.


PEGGY HEEG

Thank you Ron. We are very pleased today to be able to announce this comprehensive settlement today. I would like to first thank all of the participants who worked so hard to achieve a settlement that was structured to minimize the current demands on the company's liquidity. Today's agreement in principle includes a number of key elements that I will go over with you.

There are primarily four components to the settlement--up-front payments of cash and stock, non-cash consideration, additional payments over time, and certain structural arrangements. Before I turn to the specific components of the settlement, I want to make clear that we negotiated this settlement as a package with the settling parties. They have agreed among themselves--and without our involvement--how they will allocate the package.

Turning first to the up-front payments, El Paso has agreed to pay to the settling parties $100 million in cash. This payment will be made into an escrow account upon execution of a definitive settlement agreement. El Paso will also make a $2 million payment from the company's officer bonus pool.

We will issue $125 million in El Paso common stock to the parties once the settlement is effective. The number of shares that will be issued will be based on the average stock price for the 30 trading days prior to yesterday--the day of the announcement of the settlement. These shares will be sold within 90 days after issuance.

As to the second element--the non-cash consideration--El Paso will deliver at the California border $45 million worth of natural gas annually for 20 years, commencing in 2004.

We have also agreed to reduce the pricing of our long-term power contracts with the California Department of Water Resources by $125 million over the remaining term of those contracts, which run through the end of 2005.

The third component of the settlement -- additional payments over time --the company has agreed to make annual payments of $22 million a year for 20 years. This obligation will commence 12 months after execution of the settlement agreement. El Paso has the option to make 50 percent of any annual payment in stock.

As to the fourth component of the settlement -- structural agreements -- El Paso Natural Gas agrees to maintain its existing delivery capacity at the California border of 3,290 million cubic feet per day over a five-year period. El Paso will seek FERC authority to assure that its customers have the contractual right to utilize that capacity on a primary delivery point basis. El Paso has also agreed that no affiliates of El Paso will subscribe to new capacity on the El Paso Natural Gas pipeline system.

As Ron mentioned, El Paso, the CPUC, PG&E, and SoCal Edison will file a joint request with the FERC today to stay the issuance of a decision in the pending complaint proceeding.

The settlement is subject to review and approval by the courts and the FERC. We are hopeful that the settlement will be finalized by year-end.

Although there is still work to be done to implement the settlement, the agreement represents a significant milestone toward the resolution of the company's litigation and regulatory issues related to the western energy crisis. This is a major accomplishment given the number of parties, the complexity of the issues involved, and the financial exposure this settlement eliminates.

Brent Austin is now going to walk you through the financial implications of the settlement.

BRENT AUSTIN

Peggy, thank you very much.

This settlement helps our company with every constituency. It removes significant market uncertainties surrounding the company. We are also pleased that we were able to achieve our primary goal in this settlement--namely, minimal demands on the company's current liquidity.

This settlement results in an estimated pre-tax charge of approximately $900 million--which translates into an estimated after-tax charge of approximately $650 million at a 28 percent tax rate. These amounts represent the present value of the settlement components discounted at 10 percent. We will take this charge in the fourth quarter of 2002, as you will see in the 10-K that we file at the end of this month.

In 2003 and future years, we will record an annual "imputed interest" charge on the declining present value of the ongoing elements of the settlement. This annual cost is expected to be on the order of $0.08 per share and will decline over time.

With respect to the stock component of the settlement, we would expect to issue approximately 26.4 million common shares once the settlement is effective.

There is also a provision in the settlement that El Paso will supply natural gas valued at $45 million annually to the California border for 20 years beginning in January 2004. The actual volume of the gas to be delivered per year will vary depending upon the level of future gas prices. However, it is important to note that El Paso's obligation is fixed at $45 million per year. As a result the company has no need or plans to hedge this future obligation.

Additional details regarding the settlement will be included in the company's Form 10-K, which we plan to file at the end of the month.

With that, we'll now move to the Q&A. The primary purpose of today's call is to talk about the settlement so we will only be answering questions relating to today's announcement. As Ron said earlier, we also have John Somerhalder and Dan Collins here with us today to help us answer your questions regarding the settlement.


Operator, we are now ready to take questions.



   [Transcript, including Questions and Answers, to be filed separately]